EXHIBIT 99

WINLAND ELECTRONICS, INC. ANNOUNCES SECOND QUARTER
EARNINGS FOR 2003

CONTACT:	Lorin E. Krueger Chief Executive Officer (507) 625-7231 http://www.winland.com/	Matthew Hayden Hayden Communications (760) 487-1137

•	6th CONSECUTIVE QUARTER OF PROFITABILITY

•	24% REDUCTION IN LONG TERM LIABILITIES DURING THE SECOND QUARTER

MANKATO, Minn. /July XX, 2003 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems announced today its financial results for the three months ended June 30, 2003.

Revenues for the second quarter ended June 30, 2003 were $4,347,028 versus $5,111,078 in the comparable prior year period. Gross profits for the quarter were $986,399 compared to $1,195,639 for the second quarter of 2002, while income from operations decreased to $244,616 versus $498,295 in 2002. Net income for the second quarter reached $133,949 compared to $351,009 in the second quarter of 2002. Further, earnings per share were $.04 per fully diluted share versus $.12 per fully diluted share in the second quarter of 2002.

Revenues for the six months ended June 30, 2003 increased 4% $9,790,181 from $9,396,725 in the comparable prior year period. Gross profits for the six-month period were $2,400,641 compared to $2,281,207 for 2002, representing an increase of 5%. Income from operations was $851,409 versus $895,803 in 2002. Pre-tax income for the six-month period increased 3% to $776,640 from $756,082 in the comparable prior year period. Net income for the six months was $492,640 compared to $632,082 in 2002. Further, earnings per share were $.16 per fully diluted share versus $.21 per fully diluted share in for the comparable prior year period.

The balance sheet also strengthened along with shareholders’ equity, which increased 3% to $5,069,988 on June 30, 2003 from $ 4,926,026 on March 31, 2003. The current ratio increased to 2.44:1, while long term liabilities were reduced by 24% during the second quarter to $1,649,219.

Lorin Krueger, Winland’s CEO, stated, “We are pleased to announce our 6th consecutive quarter of profitability while we continue to take the necessary steps to build the path toward diversification and consistent profitability. Our year-to-date comparisons for both revenue and pre-tax net income have improved. Further, our long-term liabilities and current ratio have significantly improved. The quarter itself, however, was less successful than we anticipated. This can be attributed to the specific timing of customer orders. While the business environment still remains challenging, we are encouraged by the activity our sales and marketing team has generated to date. We recently received product orders from two new customers as a direct result of their efforts. Supported by a strong balance sheet, we are optimistic about our prospects for the balance of the year.”

Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to expectations about future operating results, involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues which arise with any of the Company’s customers. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30		June 30

	2003	2002	2003	2002

Net Revenues	$4,347,028	$5,111,078	$9,790,181	$9,396,725
Cost of Sales	3,360,629	3,915,439	7,389,540	7,115,518

Gross Profits	986,399	1,195,639	2,400,641	2,281,207
Operating Expenses	741,783	697,344	1,549,232	1,385,404

Operating Income	244,616	498,295	851,409	895,803

Pretax Income	212,949	426,009	776,640	756,082
Federal Income Tax Expense	79,000	75,000	284,000	124,000

Net Income	$133,949	$351,009	$492,640	$632,082

Basic Earnings Per Share	$0.04	$0.12	$0.17	$0.21

Diluted Earnings Per Share	$0.04	$0.12	$0.16	$0.21

Basic Weighted Average Shares	2,985,554	2,961,030	2,981,878	2,960,439

Diluted Weighted Average Shares	3,108,862	3,031,438	3,109,390	3,007,096

BALANCE SHEET HIGHLIGHTS

	June 30th	March 31st
	2003	2003

Cash	$751,245	$966,780
Total Current Assets	$4,933,684	$5,952,372
Net Property and Equipment	$3,790,691	$3,920,085
Total Assets	$8,738,574	$9,897,423
Total Current Liabilities	$2,019,367	$2,790,335
Total Liabilities	$3,668,586	$4,968,097
Shareholder’s Equity	$5,069,988	$4,926,026
Total Liabilities and Equity	$8,738,574	$9,894,123